SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Settlement Agreement”) is made by and between GHS ENTERTAINMENT, INC., a Nevada corporation (“GHS”), and WIZZARD SOFTWARE CORP., a Colorado corporation (“WIZZARD”) (individually, “Party” and collectively, the “Parties”).

The Recitals

WHEREAS, on March 9, 2010, GHS commenced an action in the United States District Court for the Central District of California entitled GHS Entertainment, Inc. v. Skip Fredricks; Skip Fredricks TV, Inc; Wizzard Software Corp.; Apple Inc. and Does 1 through 10, Case No. CV10-01719 (the “Action”).

WHEREAS GHS has made Claims in the Action against WIZZARD for copyright infringement under the laws of the United States, United Kingdom and Canada and for removal or alteration of copyright management information (the “Dispute”).

WHEREAS, the Parties conducted a private mediation on November 2, 2010.

WHEREAS, the Parties desire to enter into this Settlement Agreement in order to avoid further expense, inconvenience, and the distraction of litigation and to put to rest all claims between them that were or might have been alleged in the Action, without admitting fault, liability, or responsibility of any kind whatsoever.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth below, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows.

Agreements and Releases

1.

Mutual Compromise and Settlement.  The Parties, in consideration of the promises and concessions herein made by each Party to the other Party, hereby mutually compromise, settle and resolve forever the Dispute between them, including, but not limited to, the Action, upon the following conditions, covenants, provisions and terms:

a.

WIZZARD shall make an initial settlement payment to GHS in the amount of Fifty Thousand Dollars ($50,000).  The initial settlement payment shall be made within two weeks of the Parties’ full and complete execution of the settlement documentation, which shall be completed on or before November 15, 2010.  The initial settlement payment shall be in the form of a company check made payable to the order of GHS Entertainment, Inc. and One LLP Client Trust Account at the address set forth under Section 7 herein.

b.

WIZZARD shall also effect a transfer to GHS of Two Hundred Fifty

Thousand (250,000) shares of the restricted stock of Wizzard Software Corp.  The stock shall be restricted for a period of six months, which period shall begin to run from the Effective Date of the Settlement Agreement.  The physical transfer of said stock to GHS shall occur after the stock transfer has been approved by NYSE Amex.

c.

WIZZARD shall make a second and final settlement payment to GHS on or before May 2, 2011 in the amount of Fifty Thousand Dollars ($50,000).  The second and final settlement payment shall be in the form of a company check made payable to the order of GHS Entertainment, Inc. and One LLP Client Trust Account at the address set forth under Section 7 herein.

d.

In the event that the second settlement payment due on or before May 2, 2011 is not made by that date, WIZZARD shall immediately effect a transfer to GHS of Two Hundred Thousand (200,000) shares of the restricted stock of Wizzard Software Corp.  The stock shall be restricted for a period of six months, which period shall begin to run from May 2, 2011.  The physical transfer of said stock shall occur after the stock transfer has been approved by NYSE Amex.

e.

WIZZARD agrees to return to GHS any and all materials in its custody that were produced or created by Skip Fredricks or Skip Fredricks TV, Inc. prior to August 10, 2006.  WIZZARD further agrees not to use any such materials in the future.

f.

Within three court days of the Effective Date of this Settlement Agreement, GHS shall execute, file and serve a Notice of Conditional Settlement in the form attached hereto as Exhibit A and incorporated herein by reference, informing the Court of the conditional settlement of the Action and requesting that the Court retain jurisdiction over the Parties’ performance of the terms of the settlement as set forth herein.

g.

Concurrent with the execution by GHS of this Settlement Agreement, GHS shall execute a Stipulation of Dismissal with prejudice of the Action against Wizzard in the form attached hereto as Exhibit B and incorporated herein by reference.  GHS shall deliver said executed Stipulation of Dismissal to WIZZARD’s attorneys of record in the Action with this signed Settlement Agreement, which shall not be filed until after the receipt by GHS of the payment referenced in Section 1(c) or the occurrence of the stock transfer referenced in Section 1(d).

h.

This Settlement and its Releases shall be and are limited to the Parties, and the Settlement and its Releases shall not and do not apply to Defendants Skip Fredricks and Skip Fredricks TV.

i.

From and after the Effective Date, WIZZARD shall have no obligation with respect to the litigation still pending between GHS and Defendants Skip Fredricks and Skip Fredricks TV, Inc.  GHS agrees that should it wish to take any discovery of WIZZARD in connection with the ongoing litigation of its claims against Skip Fredricks and/or  Skip Fredricks TV, Inc., it will treat WIZZARD as a non-party under the Federal Rules of Civil Procedure.

2.

General Release.  Each Party agrees to release, remise, and forever discharge the other Party and their respective parent, subsidiary or affiliated organizations, administrators, agents, attorneys, beneficiaries, conservators, directors, employees, executors, guardians, heirs, independent contractors, joint venturers, officers, partners, predecessors, representatives, servants, successors and all others acting for, under, or in concert with it (“Related Persons”), past, present, and future, of and from any and all past, present and future actions, agreements, causes of action, claims, costs or expenses (including, but not limited to, attorneys’ fees and disbursements), damages, debts, demands, liabilities, losses, obligations, or reckonings of any kind or nature whatsoever, for compensatory or statutory or exemplary and punitive damages, or declaratory, equitable or injunctive relief, whether based in contract, tort, statute other theories of recovery provided for by the common or statutory law of California, the United States or any other country, ascertained or unascertained, known or unknown, patent or latent, suspected or claimed, arising out of, concerning or related in any way to the Claims alleged in the Action.

3.

Waiver of Civil Code Section 1542.  Each Party certifies, represents and warrants to the other Party that it has read and understands Civil Code, section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Party also acknowledges and understands the consequences and significance of a waiver of Civil Code, section 1542. As an essential and material condition, provision and term of this Agreement, each Party hereby knowingly, intentionally and voluntarily waives Civil Code, section 1542, if in any way applicable, as well as the provisions of all comparable, equivalent or similar principles of common or statutory laws.

4.

Acknowledgement.  Each Party acknowledges and represents the following:  it has had the benefit and advice of independent legal counsel in connection with this Settlement Agreement; this Settlement Agreement is the result of negotiation between the Parties, each of whom has participated in the drafting of this Settlement Agreement, through its respective attorneys; it has freely and voluntarily entered into this Settlement Agreement; the Party has reviewed this Settlement Agreement in its entirety; it understands the meaning of each term of this Settlement Agreement and the consequences of signing this Settlement Agreement; it has relied wholly upon its own judgment, belief, knowledge, investigation, independent legal advice and research as to the advisability of entering into this Settlement Agreement; it, together with its attorneys, has made such investigation of the facts and law pertaining to the Action, this Settlement Agreement, and all related matters as it deems necessary; and it has not been influenced to any extent whatsoever in entering into this Settlement Agreement by any representations or statements regarding the same by any other Party or by anyone representing or acting for any other Party.

5.

No Admission.  This Agreement embodies a compromise of disputed issues and is made in good faith. The Parties understand that no Party admits any negligence, breach of contract or any wrongdoing in connection with the matters herein referred. The compromise embodied in this Agreement is not an admission of any fault, liability or culpability by any Party.

6.

Warranties of the Parties.  Each Party understands, acknowledges, agrees, represents and warrants to the other Parties as follows:

a.

That it is empowered to execute this Agreement;

b.

That its execution of this Agreement is free and voluntary;

c.

That nothing released pursuant to Section 2 arising out of or related in any way to the Dispute has been assigned, conveyed, sold, transferred or otherwise disposed of by any Party;

d.

That it has not: (1) made a general assignment for the benefit of creditors; (2) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; or (3) suffered the attachment or other judicial seizure of all, or substantially all, of any of its assets;

e.

That it shall indemnify, defend, and hold harmless the other Party from and against any claims based upon or arising out of the existence of any assignment, transfer, disposition or lien, or any lack of authority to enter into this Settlement Agreement.

f.

That it fully understands that if facts relating to the Dispute or this Agreement, including disputed issues of law, are hereafter found to be different from facts now believed by it to be true, it has assumed the risk of such error and agrees that this Settlement Agreement shall remain effective notwithstanding its discovery of such error.

7.

Cooperation.  Each Party agrees, covenants, represents and warrants that it shall fully cooperate with the other Party in the execution of any and all other documents and the completion of all additional acts and/or actions that may be reasonably appropriate and necessary to give full force and effect to the conditions, covenants, intent, provisions and terms of this Settlement Agreement.

8.

Notices.  Any and all notices or other communications either permitted or required either by this Settlement Agreement or by law to be served either on or given to any Party by the other Party shall be both in writing and deemed duly delivered when either personally delivered to the Party to whom they are directed, faxed or when deposited in the United States Mail, first (1st) class, either registered or certified with return receipt requested, postage pre-paid, and addressed as directed in writing by the Parties from time-to-time. The Parties’ respective addresses are as follows:

GHS Entertainment, Inc.:

Peter R. Afrasiabi, Esq.

John Tehranian, Esq.

ONE LLP

4000 MacArthur Boulevard

West Tower, Suite 1100

Newport Beach, CA 92660

(949) 502-2870 — phone

(949) 258-5081 — fax

Wizzard Software Corp.:

Chris Spencer

Wizzard Media

5001 Baum Blvd.

Suite 770

Pittsburgh, PA  15213

(561) 734-9899

Email:  chris@wizzardsoftware.com

With a copy to:

Penny M. Costa, Esq.

Corey Field, Esq.

Ballard Spahr LLP

2029 Century Park East

Suite 800

Los Angeles, CA 90067

(424) 204 4400 — phone

(424) 204 4350 — fax

9.

Binding Effect.  This Agreement shall inure to and for the benefit of and be binding upon each Party’s respective parent, subsidiary or affiliated organizations, administrators, agents, assignees, attorneys, beneficiaries, conservators, directors, employees, executors, guardians, heirs, joint venturers, independent contractors, officers, partners, predecessors, representatives, servants, stockholders, successors, and all others acting for, under or in concert with it, past, present, and future,

10.

Entire Agreement.  This Agreement contains the entire agreement, contract and understanding, whether oral or written, express or implied, between the Parties and correctly sets forth both the rights, duties, obligations and responsibilities of the Parties as of the date of its execution.

11.

Construction.  The language of all parts of this Settlement Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, and without regard to the party that drafted the same or caused its legal representative to draft the same.  In this Settlement Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other whenever the context so requires. The captions appearing at the commencement of the provisions of this Settlement Agreement are descriptive only and for convenience in reference.  Should there be any conflict between any such caption and the provision at the head of which it appears, the provision, and not the caption, shall control and govern in the construction of this Settlement Agreement.

12.

Modification.  This Settlement Agreement shall not be altered, amended, modified or otherwise changed, except by a writing duly executed by all of the Parties.

13.

No Third Party Rights.  Nothing in this Settlement Agreement, whether express or implied, either is intended or shall be construed or otherwise interpreted as conferring any rights or remedies on any third parties.  Also, nothing in this Settlement Agreement shall give any third parties any rights of subrogation against any Party.

14.

Governing Law and Venue.  This Settlement Agreement shall be governed by and interpreted pursuant to the laws of the State of California, without regard to principles of conflicts of laws.

15.

Partial Invalidity.  If any provision of this Settlement Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalidated in anyway.

16.

Attorneys’ Fees and Disbursements.  Each Party shall bear its own attorneys’ fees and disbursements arising out of or in any way related to the Dispute and the Action incurred on or before the Effective Date of this Settlement Agreement.  If, however, after the Effective Date of this Settlement Agreement, a Party shall bring an action to enforce or interpret this Settlement Agreement, the prevailing Party in said litigation shall be entitled to recover from the unsuccessful Party a reasonable attorneys’ fee and disbursements incurred in the prosecution or defense of said litigation, as determined by a court of competent jurisdiction.

17.

Enforceable Settlement Agreement.  The Parties specifically enter into this Settlement Agreement with the understanding that it is enforceable by the court in which the action has been filed.  In the event that any Party fails to perform the conditions or terms required in this Settlement Agreement, the Court may enforce the terms of this Settlement Agreement pursuant to California Code of Civil Procedure Section 664.6.

18.

Confidentiality.  The Parties agree that neither they nor their Related Persons will discuss or disclose the terms of the settlement, this Settlement Agreement, nor anything contained herein (“Confidential Information”) except as follows:

(a).

The Parties or their counsel may disclose Confidential Information to satisfy regulatory or reporting requirements imposed by law.

(b).

The Parties agree that to the extent they are required by law or court order to disclose Confidential Information, it will be disclosed in the most limited manner allowed.

(c).

The Parties or their counsel may disclose Confidential Information to their respective bankers, accountants, auditors, attorneys, insurers, financial advisors, tax advisors, officers, directors, employees and parent and affiliated entities, as required by law or as otherwise necessary in the ordinary course of the Parties’ business, as long as such Confidential Information is clearly marked CONFIDENTIAL.

19.

Non-Disparagement.  Each of the Parties agrees that it shall not engage in any conduct which is detrimental to the interests of the other Party or to that of any of its Related Persons, including, but not limited to, making any public statements disparaging of the other Party or its Related Persons, and their respective products, services, or employees, to any person or entity, including, but not limited to, any media.

20.

Execution in Counterparts.  This Settlement Agreement may be executed in counterparts and by facsimile or image; each counterpart shall constitute an original.

21.

Effective Date.  This Agreement shall be effective immediately upon all Parties’ execution of the counterparts, and the date on which this Settlement Agreement becomes effective is the “Effective Date.”

DATED:

November 15, 2010

GHS ENTERTAINMENT, INC.

By_/s/____________________________

Its_____________________________

DATE:

November 15, 2010

WIZZARD SOFTWARE CORP.

By_/s/Chris Spencer______________

Its_President_________________________